Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2019

SAN FRANCISCO--(BUSINESS WIRE)--April 30, 2019--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the first quarter of 2019.

Highlights

  Net income attributable to CAI common stockholders for the first quarter of 2019 was $16.4 million, or $0.87 per fully diluted share, compared to $17.1 million, or $0.83 per fully diluted share, in the first quarter of 2018.
  Record first quarter lease-related revenue for the first quarter of 2019 was $83.4 million, an increase of 13% compared to the first quarter of 2018.
  Record first quarter logistics revenue for the first quarter of 2019 was $27.7 million, an increase of 28% compared to the first quarter of 2018.
  Average utilization for CAI’s owned container fleet during the first quarter of 2019 was 98.9% compared to 99.2% for the first quarter of 2018, and 99.2% for the fourth quarter of 2018.
  CAI sold 1,946 railcars in the first quarter of 2019 for $165.3 million, reporting a $7.0 million pre-tax gain on sale.
  Average railcar utilization during the first quarter of 2019, excluding new railcars not yet leased, was 90.2% compared to 88.2% for the first quarter of 2018, and 90.0% for the fourth quarter of 2018.
  Under the previously approved share repurchase program, CAI repurchased approximately 0.6 million shares of common stock during the first quarter of 2019 at an average price of $23.39 per share.

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “The first quarter is typically our seasonally weakest quarter of the year when we expect our container utilization to decline. However, this quarter we were able to maintain an average utilization of 98.9% as compared to 99.2% in the fourth quarter, a lower decline than we usually experience. Utilization today remains at 98.9%. During the first quarter, we reported a 13% increase in lease related revenue and a 28% increase in logistics revenue as compared to the first quarter of last year. We reported overall revenue of $111.1 million, an increase of 17% compared to the first quarter of last year. These revenue levels are records for CAI in the first quarter. Our net income for the first quarter was $16.4 million, or $0.87 per fully diluted share, compared to $17.1 million, or $0.83 per fully diluted share during the first quarter of 2018.

“Our performance for the first quarter is being driven by the container leasing segment and the stability we have experienced in our current utilization is encouraging for the remainder of the year because we are approaching the seasonally stronger months. Clarkson Research is projecting trade growth to be 3.8% in 2019 and so we expect utilization to increase as we invest and lease new and depot available equipment. We have seen in the first quarter, lower than expected equipment returns and the vast majority of those returns have been to China where we expect lease demand to be strongest. We have also observed new customer demand similar to what we experienced last year despite uncertainties around trade negotiations. We have invested or committed to invest so far this year approximately $280 million of containers. New container prices have rebounded from approximately $1,750 per 20’ container equivalent at the beginning of the quarter to approximately $1,900 currently due to rising Chinese steel prices and ongoing demand by shipping lines and leasing companies. Overall, secondary sales prices of containers remain strong due to the limited availability of equipment across the globe. And, while our average gain on sale on units sold in certain markets declined due to a slight increase in available equipment, particularly in China, we expect prices to firm over the coming quarters as available equipment is leased out to customers. During the quarter, strong winter weather in the United States resulted in fewer units being sold which negatively impacted the gain on sale reported this quarter. However, we are encouraged by the recent increase in container which we see as a catalyst for higher lease rates on depot equipment and higher resale values of equipment in the secondary market.

“During the quarter, we entered into an agreement to sell 2,146 railcars, of which 1,946 railcars were sold during the first quarter for $165 million and 200 additional newly manufactured rail cars are to be sold in the second quarter. As part of the first quarter sale, we reported a pre-tax gain on sale of approximately $7.0 million. We are using the $50 million of equity capital released by the sale to reinvest in higher yielding investments and the repurchase of our shares. We are increasing our utilization of our railcar fleet and reported a utilization of 90% for the quarter. Lease rates on railcars in general are higher today than compared to a year ago and we are looking for opportunities to increase lease rates on our rail fleet. We will continue to look for opportunities to increase returns on the rail segment.

“Growth in our logistics business is a priority, particularly as it relates to domestic intermodal and truck brokerage where we have had the most success in increasing our customer portfolio and volume. The first quarter for US logistics is usually the seasonally weakest. As a result, trucking freight rates have declined in the first quarter as the tight supply of truck capacity that was prevalent in the third quarter of 2018 has eased. Many customers are using the current decline in trucking freight rates to contract in the spot market. We believe the outlook for trucking demand in the United States will be strong over the coming months and we have already added many new customers where we will have committed new business for this year. We expect continued double-digit revenue growth in our logistics business in 2019 as we continue to expand our overall operation and gain additional customers.

“In September and October of 2018, we refinanced approximately $450 million of funded debt from lower floating interest rates to higher fixed rates. While the higher fixed rates have increased our ongoing interest expense levels, the greater percentage of fixed rate debt has reduced our exposure to potentially higher floating interest levels. During the quarter, we repurchased approximately 600,000 shares of our common stock at an average price per share of $23.39. We have approximately 1.9 million shares remaining under the 3 million share repurchase authorization we announced in the third quarter of 2018. We continue to view our common stock as an attractive investment for long term shareholder value creation and expect to continue repurchasing shares in 2019.”

Mr. Garcia concluded, “We remain very focused on every part of our business in order to deploy or redeploy capital to maximize our shareholder returns. Central to that strategy is balancing investment opportunities with the repurchase of our shares. All of our decisions are focused on the long-term development of our business and we believe 2019 will provide an attractive economic backdrop for the continued expansion of the Company.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2019	2018
Assets
Current assets
Cash	$20,128	$20,104
Cash held by variable interest entities	27,058	25,211
Accounts receivable, net of allowance for doubtful accounts of $2,839 and $2,042 at March 31, 2019 and December 31, 2018, respectively	94,729	95,942
Current portion of net investment in sales-type and direct finance leases	74,895	75,975
Prepaid expenses and other current assets	4,422	2,789
Total current assets	221,232	220,021
Restricted cash	29,703	30,668
Rental equipment, net of accumulated depreciation of $613,838 and $599,443 at March 31, 2019 and December 31, 2018, respectively	2,176,376	2,265,260
Net investment in sales-type and direct finance leases	465,041	473,792
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $5,799 and $5,397 at March 31, 2019 and December 31, 2018, respectively	5,331	5,733
Operating lease right-of-use assets	3,181	-
Furniture, fixtures and equipment, net of accumulated depreciation of $2,657 and $2,635 at March 31, 2019 and December 31, 2018, respectively	960	964
Other non-current assets	297	385
Total assets	$2,917,915	$3,012,617

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,361	$7,371
Accrued expenses and other current liabilities	19,869	22,460
Due to container investors	670	2,609
Unearned revenue	5,216	7,573
Current portion of debt	318,664	311,381
Rental equipment payable	56,221	74,139
Total current liabilities	408,001	425,533
Debt	1,764,695	1,847,633
Deferred income tax liability	38,949	38,319
Operating lease liabilities	1,961	-
Total liabilities	2,213,606	2,311,485

Stockholders' equity
Preferred stock, par value $.0001 per share; authorized 10,000,000
8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 2,199,610 shares, at liquidation preference	54,990	54,990
8.50% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 1,955,000 shares, at liquidation preference	48,875	48,875
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 18,207,676 and 18,764,459 shares at March 31, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	119,557	132,666
Accumulated other comprehensive loss	(6,594)	(6,513)
Retained earnings	487,479	471,112
Total stockholders' equity	704,309	701,132
Total liabilities and stockholders' equity	$2,917,915	$3,012,617

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
Revenue
Container lease revenue	$75,511	$64,634
Rail lease revenue	7,881	9,104
Logistics revenue	27,716	21,636
Total revenue	111,108	95,374

Operating expenses
Depreciation of rental equipment	31,784	28,847
Storage, handling and other expenses	5,120	4,100
Logistics transportation costs	24,519	18,665
Gain on sale of used rental equipment	(8,832)	(2,195)
Administrative expenses	14,396	11,241
Total operating expenses	66,987	60,658

Operating income	44,121	34,716

Other expenses
Net interest expense	23,850	16,899
Other expense (income)	38	(35)
Total other expenses	23,888	16,864

Income before income taxes	20,233	17,852
Income tax expense	1,659	714

Net income	18,574	17,138
Preferred stock dividends	2,207	21
Net income attributable to CAI common stockholders	$16,367	$17,117

Net income per share attributable to CAI common stockholders
Basic	$0.88	$0.84
Diluted	$0.87	$0.83

Weighted average shares of common stock outstanding
Basic	18,555	20,414
Diluted	18,870	20,672

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$18,574	$17,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,839	28,879
Amortization of debt issuance costs	1,202	945
Amortization of intangible assets	403	544
Stock-based compensation expense	839	604
Unrealized loss (gain) on foreign exchange	26	(80)
Gain on sale of used rental equipment	(8,832)	(2,195)
Deferred income taxes	630	752
Bad debt expense	738	124
Changes in other operating assets and liabilities:
Accounts receivable	1,158	671
Prepaid expenses and other assets	(1,132)	(27)
Net investment in sales-type and direct financing leases	16,442	-
Accounts payable, accrued expenses and other liabilities	(3,580)	(6,288)
Due to container investors	(1,940)	(1,458)
Unearned revenue	(2,038)	(362)
Net cash provided by operating activities	54,329	39,247
Cash flows from investing activities
Purchase of rental equipment	(141,212)	(112,763)
Proceeds from sale of used rental equipment	180,331	9,671
Purchase of furniture, fixtures and equipment	(50)	(58)
Receipt of principal payments from sales-type and direct finance leases	-	8,336
Net cash provided by (used in) investing activities	39,069	(94,814)
Cash flows from financing activities
Proceeds from debt	306,582	477,600
Principal payments on debt	(382,847)	(441,884)
Debt issuance costs	(419)	(3,485)
Proceeds from the issuance of common and preferred stock	-	42,076
Repurchase of common stock	(13,946)	-
Dividends paid to preferred stockholders	(2,207)	-
Exercise of stock options	107	24
Net cash (used in) provided by financing activities	(92,730)	74,331
Effect on cash of foreign currency translation	238	98
Net increase in cash	906	18,862
Cash and restricted cash at beginning of the period	75,983	47,209
Cash and restricted cash at end of the period	$76,889	$66,071

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2019	2018

Owned container fleet in TEUs	1,522,907	1,203,210
Managed container fleet in TEUs	72,363	79,152
Total container fleet in TEUs	1,595,270	1,282,362

Owned container fleet in CEUs	1,551,465	1,262,923
Managed container fleet in CEUs	65,872	72,109
Total container fleet in CEUs	1,617,337	1,335,032

Owned railcar fleet in units	5,609	7,358

	Three Months Ended
	March 31,
	2019	2018
Average Utilization
Container fleet utilization in CEUs	98.9%	99.2%
Owned container fleet utilization in CEUs	98.9%	99.2%
Railcar fleet utilization in units - excluding new units not yet leased	90.2%	88.2%
Railcar fleet utilization in units - including new units not yet leased	86.7%	75.2%

	As of March 31,
	2019	2018
Period Ending Utilization
Container fleet utilization in CEUs	98.8%	99.2%
Owned container fleet utilization in CEUs	98.8%	99.3%
Railcar fleet utilization in units - excluding new units not yet leased	87.5%	86.7%
Railcar fleet utilization in units - including new units not yet leased	83.3%	75.9%

Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs. The total container fleet excludes new units not yet leased and off-hire units designated for sale. Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet. The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the first quarter of 2019 will be held on Tuesday, April 30, 2019 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q1 2019 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our first quarter 2019 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2019, CAI operated a worldwide fleet of approximately 1.6 million CEUs of containers, and owned a fleet of 5,609 railcars that it leases within North America. CAI operates through 22 offices located in 12 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s leasing investments and the expected sale of railcars in the future. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
Tim Page, Chief Financial Officer
(415) 788-0100
tpage@capps.com